FORM 4
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                                                            OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940


[_] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
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1. Name and Address of Reporting Person

   Ford Steven Louis
   c/o Kroll Inc.
   900 Third Avenue
   New York, NY  10022
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2. Issuer Name and Ticker or Trading Symbol

   Kroll Inc. ("KROL")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
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4. Statement for Month/Year

   June 2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director                 [_] 10% Owner     [X] Officer (give title below)
   [_] Other (specify below)

   Chief Financial Officer

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |    | |                  |   |           |                   |      |                           |
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                         |        |    | |                  |   |           |                   |      |                           |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of         |2.Con-  |3.      |4.    |5.Number of De|6.Date Exer      |7.Title and Amount|8.Price|9.Number   |10.|11.Nature |
  Derivative       |version |Transaction    | rivative Secu|cisable and      |  of Underlying   |of Deri|of Deriva  |Dir|of In-    |
  Security         |or Exer |        |      | rities Acqui |Expiration       |  Securities      |vative |tive       |ect|direct    |
                   |cise    |        |      | red(A) or Dis|Date(Month/      |                  |Secu   |Securities |(D)|Beneficial|
                   |Price of|        |      | posed of(D)  |Day/Year)        |                  |rity   |Benefi     |or |Ownership |
                   |Deriva- |        |      |              |Date    |Expir   |                  |       |ficially   |Ind|          |
                   |tive    |        |      |          | A/|Exer-   |ation   |  Title and Number|       |Owned at   |ire|          |
                   |Secu-   |        |    | |          | D |cisa-   |Date    |  of Shares       |       |End of     |ct |          |
                   |rity    |Date    |Code|V|  Amount  |   |ble     |        |                  |       |Month      |(I)|          |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option       |        |        |    | |          |   |        |        |Common  |         |       |           |   |          |
(right to buy)     | $22.05 |6/13/02 | A  |V|  35,000  | A |  (1)   |6/13/12 |Stock   | 35,000  |       |  35,000   | D |          |
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                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
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                   |        |        |    | |          |   |        |        |        |         |       |           |   |          |
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

(1) The options will become exercisable as follows: 11,665 on June 13, 2003; 5,834 on December 13, 2003; 5,834 on June 13, 2004; 5,834 on December 13,
     2004; and 5,833 on June 13, 2005.


                                               /s/ Steven L. Ford
                                               --------------------------------
                                               ** Signature of Reporting Person



                                               July 10, 2002
                                               ------------------------
                                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (7-96)
                                                                     Page 2 of 2